Exhibit 99.1

SONUS NETWORKS Extends Rights Agreement

June 24, 2013 — Sonus Networks, Inc. (Nasdaq: SONS), a global leader in SIP-based communications, announced today that a committee of the Board of Directors has determined to extend the Company’s Rights Agreement designed to protect the Company from certain unsolicited takeover proposals.

At the meeting of a committee of the Board of Directors held on June 21, 2013, the Rights Agreement was amended to extend the expiration date from June 26, 2013 to June 26, 2015.  The amendment was not in response to any acquisition proposal and no other amendments were made to the Rights Agreement.

About Sonus Networks

Sonus Networks, Inc. helps the world’s leading communications service providers and enterprises embrace the next generation of SIP-based solutions including VoIP, video and Unified Communications through secure, reliable and scalable IP networks.  With customers around the globe and over 15 years of experience transforming networks to IP, Sonus has enabled service providers to capture and retain users and both service providers and enterprises to generate significant ROI.  Sonus products include session border controllers, policy/routing servers, subscriber feature servers and media and signaling gateways.  Sonus products are supported by a global services team with experience in design, deployment and maintenance for some of the world’s largest and most complex IP networks.  For more information, visit www.sonus.net or call 1-855-GO-SONUS.

For more information please contact:

Patti Leahy

Sonus Networks

978-614-8440

pleahy@sonusnet.com